Exhibit 99.1

Press Release	Source: Oasys Mobile, Inc.

Oasys Mobile Elects Bernard Stolar Lead Director; Announces Resignation of CEO Gary Ban

Thursday October 5, 11:58 am ET

RALEIGH, NC--(MARKET WIRE)--Oct 5, 2006 -- Oasys Mobile, Inc. (OTC BB:OYSM.OB - News), a leading provider of premium mobile media content, today announced that Bernard Stolar, a member of the Board of Directors, has assumed the role of Lead Director. Mr. Stolar will immediately take an active business role at Oasys Mobile, concentrating on forging strategic, revenue-generating partnerships for the company.

Bernie is a well known figure in all realms of the interactive entertainment business, and is especially well regarded and recognized for his keen ability to identify and cultivate seminal, interactive entertainment content across every delivery platform, as well as his proven track record in developing the creative and business teams necessary to build significant businesses," said J. Winder Hughes, a Director of Oasys Mobile. "We believe that Bernie will be able to help us capitalize on the company's opportunities in short order."

The company also announced that its CEO, Gary Ban, has resigned effective immediately. The company has already initiated a CEO search.

"I have enjoyed my tenure at Oasys, and am honored to have taken part in its growth, and helping lay the groundwork for a bright future. With the company now poised to be a true innovator in mobile media, it seems timely for me to redirect my energies to my family and other avenues," Mr. Ban stated.

Bernard Stolar brings more than 30 years of wide-ranging and high-profile executive experience to Oasys Mobile. "I'm looking forward to helping the company realize its potential," Stolar added.

Stolar currently serves as Chairman of the Board of Adscape Media, a leading in-game advertising company. As President of Mattel Interactive, Inc., he was responsible for all of Mattel's software, online and computer-enhanced toys and for optimizing the performance of that division prior to the sale in late 2000. As President and Chief Operating Officer of Sega of America and Sega Entertainment, Stolar orchestrated the launch of Sega Dreamcast in 1999, the most successful entertainment product launch to date, which generated more than $97 million in the first 24 hours of availability in the United States. Stolar was also a key player on the management team at Sony Computer Entertainment of America that launched the Sony Playstation.

About Oasys Mobile, Inc.

Oasys Mobile, Inc. gives you the power to express Your Mobile Style! As a leading provider of premium mobile media content, products and services, Oasys Mobile delivers a breadth of offerings that are distributed through OasysMobile.com, 20 wireless carriers in the U.S. and another 55 carriers abroad. Oasys Mobile's leading-edge mobile lifestyle portal is changing the way people create, express and share their mobile style. At www.Oasysmobile.com, consumers can buy, own and keep their mobile content online and stay connected with friends with OMOBB, a mobile community, which allows users to share their camera phone photos directly from their mobile phone. Oasys Mobile, Inc. also develops, publishes and distributes more than 30 branded mobile applications in all major categories, from personalization and games to messaging and entertainment. The Oasys Mobile white-label services give carriers and content companies access to an exciting new venue which will extend their mobile offerings off-deck and reach new customers.

Whether it's OasysMobile.com, the branded mobile products or the white-label service offerings, Oasys Mobile provides consumers the perfect content to answer the question: What's your mobile style?(TM)

This press release contains forward-looking statements that involve risks and uncertainties concerning Oasys Mobile's business, products and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products and financial results is included in Oasys Mobile's annual report on Form 10-K for the year ended December 31, 2005, and in reports subsequently filed by Oasys Mobile with the Securities and Exchange Commission ("SEC"). All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Oasys Mobile's website at www.oasysmobileinc.com. Oasys Mobile hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

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Contact:
Neil Alumkal
212 548 4274